OIL & GAS INDUSTRY HAS SIGNIFICANT UPSIDE! LOOK AT HENI
                               HINTO ENERGY, INC.



        Market Data:
        Stock Ticker: HENI
        2013 ACRES: 15,000+
                  WELLS: 42

        Web Site: www.hintoenergy.com
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        Hinto Energy,  Inc. (HENI) is a fully  reporting  Company engaged in the exploration, acquisition, and development of oil and gas properties. Our
        business  model  is  simple;   strict  adherence  to  lease  acquisition
        surrounded by proven production, offering well workovers, re-completion,
        and  enhanced  oil  recovery   opportunities   in  the  known  producing
        formations, with long term production potential at a low cost of development, maintenance, and operation.

        Key HENI Investor Points:

          o The Company is acquiring operating wells and leases where we believe there is significant upside production at attractive prices.

          o Management team has over 50 years of oil and gas exploration and production experience. Management


          o Just completed 100% participation on exercise of warrants from existing investors for $1 million dollars.


          o Developing a proprietary water jetting technology to increase production in existing and new wells without using hazardous chemicals.

        Hinto Energy is focused on creating long term shareholder value at moderate risk in the oil and gas industry. To sign up for our mailing list and to receive detailed information on our upcoming E-presentation on the MONEYSHOW live webcast from July 15 through July 19 and additional company news click on this link. You may also sign up by texting Hinto to 22828.

        Contact Information:

        Hinto Energy, Inc.
        Gary Herick, Vice President - Finance
        7609 Ralston Road
        Arvada, CO 80002
        (303) 647-4850 x2

        http://www.hintoenergy.com